Exhibit 99.2

Averin Capital Acquisition Corp. Completes $250,000,000 Initial Public Offering

New York, NY, Feb. 20, 2026 (GLOBE NEWSWIRE) -- Averin Capital Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 25,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $250,000,000.

The Company’s units began trading on February 19, 2026 on the Nasdaq Global Stock Market LLC (“Nasdaq”) under the ticker symbol “ACAAU.” Each unit consists of one Class A ordinary share of the Company and one-sixth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ACAA” and “ACAAW,” respectively. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $2,000,000 (or $10.00 per unit sold in the offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company currently intends to concentrate its efforts in identifying businesses that are at the intersection of the technology and health industries.

The Company’s management team is led by David Berry, Chief Executive Officer and Chairman, and Alex Lau, its Chief Financial Officer. The Board also includes Ulrik Schulze, Graeme Bell, and Mary T. Szela.

Deutsche Bank Securities Inc. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Averin Capital Acquisition Corp.
David Berry
david@averincapital.com
(339)-234-9160